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                                                                     EXHIBIT 4.5


                                                   Date:
                                                        ----------------------

Paul J. Hemschoot, Jr., Esq.
Administrator, Deferred
 Compensation Plan for Members
 of the Board of Directors of
 Amax Gold Inc.
Amax Gold Inc.
9100 E Mineral Circle
Englewood CO 80112

Re: Deferred Compensation Plan
    --------------------------

Dear Sir:

Pursuant to Section 2.02 of the Deferred Compensation Plan for Members of the Board of Directors of Amax Gold Inc. (the "Plan"), I request the following changes in my participation as it currently exists:


          I hereby elect to defer        percent of my Compensation (as defined
- ------                            -----
          in the Plan) beginning January 1, 1991.

          I hereby elect to revoke my participation in the Plan effective
- ------
          January 1, 1991.

Pursuant to Section 2.03, I request the following changes in my Beneficiary Designation. Effective January 1, 1991, I hereby designate the following individual(s) to receive any amounts distributable under the Plan in the event of my death:


                 of                  my                  to receive     %
- ----------------    ----------------    ----------------            ----
     (Name)           (City & State)      (Relationship)


                 of                  my                  to receive     %
- ----------------    ----------------    ----------------            ----
     (Name)           (City & State)      (Relationship)


                 of                  my                  to receive     %
- ----------------    ----------------    ----------------            ----
     (Name)           (City & State)      (Relationship)

I understand that any designation of a Beneficiary other than my spouse must be agreed to and acknowledged by my spouse.

I understand that all Compensation deferred under the Plan will be credited to an account, the earnings of which are entirely dependent upon the performance and dividends of Amax Gold Inc. Common Stock during the period of deferral. Also, I understand that all distributions from the Plan will be in shares of such


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Common Stock to the extent of whole shares credited to my Account, and cash to the extent of any fractional shares. Finally, I understand that the Securities and Exchange Commission will likely deem my deferrals under the Plan to be purchases of Amax Gold Inc. Common Stock. Accordingly, during the period of time that Compensation is credited to my Account under the Plan, I will be required to make certain filings with the Securities and Exchange Commission.
I will be subject to the short-swing trading provisions of Section 16(b) of the Securities Exchange Act of 1934 and, consequently, I may be effectively prohibited from trading in any Amax Gold Inc. securities during my period of participation in the Plan and possibly for an additional six months thereafter.

Please revise my participation in the Plan in accordance with the foregoing instructions.


                                                 Sincerely,


                                                 ---------------------------  ,


Beneficiary Designation
Agreed to and Acknowledged by:


- -----------------------------
         (Spouse)